Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Citius Oncology, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share	(1)	Other	45,000,000	$1.86	$83,700,000.00	0.0001531	$12,814.47

Total Offering Amounts:						$83,700,000.00		12,814.47
Total Fee Offsets:								0.00
Net Fee Due:								$12,814.47

__________________________________________
Offering Note(s)

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction that results in an increase in the number of outstanding shares of the Registrant’s common stock.

Consists of 15,000,000 shares reserved for issuance under the Citius Oncology, Inc. 2023 Omnibus Stock Incentive Plan and 30,000,000 shares reserved for issuance under the Citius Oncology, Inc. 2024 Omnibus Stock Incentive Plan.

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) of the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Registrant’s common stock on the Nasdaq Capital Market on September 16, 2025.